Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-225793) pertaining to the 2018 Stock Incentive Plan of Veoneer, Inc. of our reports dated February 21, 2020, with respect to the consolidated financial statements of Veoneer, Inc., and the effectiveness of internal control over financial reporting of Veoneer, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young AB
Stockholm, Sweden
February 21, 2020